                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact:     Marshall J. Campbell
             Chairman, President and Chief Executive Officer
             Citizens First Bancorp, Inc.
             525 Water Street
             Port Huron, Michigan 48060
             (810) 987-0300


                         CITIZENS FIRST BANCORP, INC. TO
                             REPURCHASE COMMON STOCK

     Port Huron, Michigan, September 24, 2001-- Citizens First Bancorp, Inc. (Nasdaq NMS:CTZN) the holding company for Citizens First Savings Bank, Port Huron, Michigan, announced that it has received regulatory clearance to repurchase up to 476,338 shares of its common stock. The approval comes after the Company applied for emergency or expedited approval to commence a repurchase program.

     Marshall J. Campbell, Chairman President and Chief Executive Officer of Citizens First Bancorp, Inc. said that the Company has been authorized by its Board of Directors to repurchase up to 5% of the Company's 9,526,761 shares outstanding. The repurchases will be made in open-market transactions, subject to the availability of stock and market conditions.

     Mr. Campbell stated that "the primary reason for the adoption of the repurchase program at this time was in response to the recent tragic events and the impact it has had and may continue to have on the market for our stock. We felt it was necessary to take action to be in a position to support our stock in light of recent events and also to conduct repurchases if we determine that it is the best use of our capital."

     Citizens First Bancorp, Inc. is a diversified financial services company that offers deposits, loan, commercial banking, investments, insurance and trust services through Citizens First Savings Bank, a Michigan-chartered stock savings bank, and its other subsidiaries. Citizens First Savings offers its services through its fourteen branch offices located throughout Michigan's Thumb Region.

    Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.